AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT, dated as of April 30, 2010 (this "Amendment"), is by and between FIRST MERCURY FINANCIAL CORPORATION, a Delaware corporation (the “Company”) and JPMORGAN CHASE BANK, N.A., a national banking association (the "Lender").

RECITALS

A.           The Company, CoverX Corporation, a Michigan corporation (the “Guarantor”) and the Lender are parties to a Credit Agreement dated as of October 18, 2006, as amended by a letter agreement dated as of February 22, 2010 and as amended by a letter agreement dated as of March 31, 2010 (as now and hereafter amended or modified, the "Credit Agreement").  In addition, ARPCO Holdings, Inc. and American Risk Pooling Consultants, Inc. were each released as Guarantors under the Credit Agreement pursuant to a letter agreement dated as of June 25, 2008.

B.           The Company desires to amend the Credit Agreement and the Lender is willing to do so strictly in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.  AMENDMENTS

Upon fulfillment of the conditions set forth in Article 3 hereof, the Credit Agreement shall be amended as follows:

1.1   The definition of “Alternate Base Rate” in Section 1.1 shall be amended and restated in its entirety to read as follows:

“Alternate Base Rate” means the Prime Rate; provided that the Alternate Base Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate.  The Alternate Base Rate is a variable rate and any change in the Alternate Base Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

1.2   The definition of “Applicable Margin” in Section 1.1 shall be amended and restated in its entirety to read as follows:

"Applicable Margin" shall mean, the applicable percentage per annum, based on the Leverage Ratio, as determined by reference to the following table:

	I	II	III
Leverage Ratio	<20%	≥20% but <30%	≥30%
Applicable Margin for Eurodollar Rate Loans/Letter of Credit Fees under §2.7(b)	1.75%	2.00%	2.25%
Commitment Fees under §2.7(a)	0.25%	0.25%	0.25%

For purposes of determining the Applicable Margin, the Applicable Margin will be adjusted, if necessary, quarterly as of the 1st day of month following the month in which the Lender receives  the financial statements required under Section 5.4(b) for each of the first three fiscal quarters of each fiscal year and under Section 5.4(d) for the last fiscal quarter of each fiscal year, based on the Leverage Ratio as of the most recently ended fiscal quarter of the Company, provided that upon the occurrence and during the continuance of any Event of Default or Default the Applicable Margin shall be as set forth in column III above.  As of the Amendment Effective Date, the Applicable Margin shall be as set forth in column II above.

1.3   The definition of “Fixed Charge Coverage Ratio” in Section 1.1 shall be amended and restated in its entirety to read as follows:

    “Fixed Charge Coverage Ratio” shall mean, as of the end of any fiscal quarter of the Company, (a) the sum, without duplication among any of the following categories, of: (i) the amount that may be paid by the Company's Insurance Subsidiaries in accordance with applicable regulations (i.e., based on the net income and surplus of the Company’s Insurance Subsidiaries for the year ended at the end of the immediately preceding calendar year) as a dividend at any time during the calendar year in which such fiscal quarter ends, plus (ii) the aggregate amount of the EBITDA of the Company's non Insurance Subsidiaries during the four consecutive fiscal quarters then ending, to (b) the sum of (i) Total Interest Expense for the four consecutive fiscal quarters then ending, plus (ii) all dividends, redemptions, distributions and other obligations paid or payable with respect to the Company’s Capital Stock for the four consecutive fiscal quarters then ending (excluding the one-time special dividend in the amount of $2.00 per share paid March 31, 2010), and (iii) twenty percent (20%) of the aggregate amount of the Advances outstanding as of the end of such fiscal quarter.

1.4   The definition of “Termination Date” in Section 1.1 shall be amended and restated in its entirety to read as follows:

"Termination Date" shall mean the earlier to occur of: (a) September 30, 2013, or (b) the date on which the Commitment shall be terminated pursuant to Sections 2.2, 6.1 or 6.2.

1.5   The following definitions will be added to Section 1.1 in appropriate alphabetical order:

“Adjusted One Month LIBOR Rate” means, for any date, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the quotient of (a) the interest rate determined by the Bank by reference to the Reuters Screen LIBOR01 Page (or on any successor or substitute page determined by the Lender) to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day, for dollar deposits with a maturity equal to one (1) month divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Amendment Effective Date” means April 30, 2010.

"EBITDA" means for any period, net income plus to the extent deducted in determining net income, interest expense (including but not limited to imputed interest on capital leases), tax expense, depreciation, and amortization.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Reserve Requirement" means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

1.6   Sections 5.5 shall be amended and restated in its entirety to read as follows:

5.5           Shareholder's Equity.  It will not permit or suffer the consolidated shareholders' equity of the Company and its Subsidiaries, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, but excluding the effects of FASB Codification Section 320-10, measured as of the end of each fiscal quarter of the Company to be less than 85% of the consolidated shareholders' equity of the Company and its Subsidiaries as of March 31, 2010, which amount shall further increase by amounts equal to (i) 50% of the Company's Net Income for each fiscal year of the Company ended on or after December 31, 2010, provided, if Net Income is negative, such number will be zero; provided, further, that for the fiscal year ending December 31, 2010, the increase under this clause (i) shall be calculated for the last three quarters of the fiscal year, and (ii) 50% of the net proceeds to the Company from the issuance of any Capital Stock after the Amendment Effective Date.

1.7   Section 5.6 shall be amended and restated in its entirety to read as follows:

5.6           Leverage Ratio.  It will not permit or suffer the Leverage Ratio to be greater than: (i) 0.325 to 1.0 at any time from and including the Amendment Effective Date to and including December 31, 2010; and (ii) 0.300 to 1.0 at any time from and including January 1, 2011 and thereafter, measured as of the last day of each fiscal quarter of the Company, commencing with the fiscal quarter ending March 31, 2010.

1.8   Section 5.7 shall be amended and restated in its entirety to read as follows:

    5.7           Fixed Charge Coverage Ratio.  It will not permit or suffer the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0 as determined as of the end of each fiscal quarter of the Company commencing with the fiscal quarter ending June 30, 2010.

1.9   Section 5.10 shall be amended and restated in its entirety to read as follows:

   5.10           Surplus.  It will not permit or suffer the “surplus as regards policyholders” (calculated in accordance with SAP), as determined as of the end of any fiscal quarter of FMIC, ANIC or of any of its existing or future material Insurance Subsidiaries (on a combined basis) at any time to be less than an amount equal to 85% of such “surplus as regards policyholders” as of March 31, 2010, which amount shall further increase by amounts equal to (i) 50% of the Company’s Net Income for each succeeding fiscal year of the Company ended on or after December 31, 2010, provided, if Net Income is negative, such number will be zero, and provided, further, that for the fiscal year ending December 31, 2010, the increase under this clause (i) shall be calculated for the last three quarters of the fiscal year, and (ii) 50% of the net proceeds to the Company from the issuance of any Capital Stock after the Amendment Effective Date that would be considered as such “surplus as regards policyholders”.

ARTICLE 2.  REPRESENTATIONS

The Company represents and warrants to the Lender that:

2.1           The execution, delivery and performance of this Amendment are within its powers, has been duly authorized and is not in contravention with any law, of the terms of its Articles or Certificate of Incorporation or By-laws, or any undertaking to which it is a party or by which it is bound.

2.2           This Amendment is the legal, valid and binding obligation of it, enforceable against it in accordance with the terms hereof.

2.3           After giving effect to the amendments herein contained, the representations and warranties contained in the Credit Agreement and in the Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

2.4           After giving effect to the waiver herein contained, no Event of Default or Default exists or has occurred and is continuing on the date hereof.

ARTICLE 3.  CONDITIONS OF EFFECTIVENESS

This Amendment shall not become effective until each of the following has been satisfied:

3.1           This Amendment shall be signed by the Company and the Lender.

3.2           The Guarantor shall have signed the consent and agreement hereto.

3.3           The Company and the Guarantor shall have executed and delivered such other agreements and instruments, and satisfied such other conditions in connection with this Amendment as reasonably requested by the Bank.

ARTICLE 4.  MISCELLANEOUS

4.1           References in the Credit Agreement or in any other Loan Document to the Credit Agreement shall be references to the Credit Agreement as amended hereby and as further amended from time to time.

4.2           Except as expressly amended hereby, the Company agrees that the Credit Agreement and all other Loan Documents are ratified and confirmed and shall remain in full force and effect and that the Company has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.  Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

4.3           This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or electronic mail message shall be enforceable as originals.

4.4           Other than disputes, claims and causes of action that are the subject of, or related to, Supreme Court of the State of New York, County of Nassau case, New York Community Bank v. First Mercury Emerald Insurance Services, Inc., et al., Index No. 24055/2009 (“Existing Dispute”) (in which the Lender is a named defendant), the Company represents and warrants that it is not aware of any claims or causes of action against the Lender or any of its affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the obligations outstanding under the Loan Documents.  Notwithstanding this representation and as further consideration for the agreements and understandings herein, except as may relate to the Existing Dispute, the Company, on behalf of itself and its Subsidiaries, employees, agents, executors, heirs, successors and assigns (the "Releasing Parties"), hereby releases the Lender and its predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the "Released Parties"), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Agreement, the other Loan Documents, all transactions relating to this Agreement or any of the other Loan Documents or the business relationship among, or any other transactions or dealings among the Releasing Parties or any of them and the Released Parties or any of them.

4.5           The Company acknowledges and agrees that the Lender has fully performed all of its obligations under all Loan Documents, and that all actions taken by the Lender are reasonable and appropriate under the circumstances and within their rights under the Loan Documents.  Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Company, its Subsidiaries and the Lender.

IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as of the day and year first above written.

FIRST MERCURY FINANCIAL CORPORATION

By: /s/ Richard H. Smith
Title:  President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A.

By: /s/ Richard C.  Ellis
Title:  Senior Vice President

CONSENT AND AGREEMENT

As of the date and year first above written, each of the undersigned hereby:

(a)           fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated hereby and agrees to all terms and provisions of the above Amendment applicable to it;

(b)           agrees that all Loan Documents to which it is a party are hereby ratified and confirmed and shall remain in full force and effect, and each of the undersigned acknowledges that it has no setoff, counterclaim, defense or other claim or dispute with respect thereto; and

(c)           acknowledges that its consent and agreement hereto is a condition to the Bank's obligation under this Amendment and it is in its interest and to its financial benefit to execute this consent and agreement.

                      COVERX CORPORATION

                      By:  /s/ Richard H. Smith

                      Title: President and Chief Executive Officer